News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST SATISFIES REQUIREMENTS OF BSA/AML WRITTEN AGREEMENT WITH REGULATORS

ITASCA, IL, OCTOBER 5, 2005 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI) today announced that First Midwest Bank, its wholly owned subsidiary, successfully resolved the deficiencies cited in the July 2004 written agreement with the Federal Reserve Bank of Chicago and the Illinois Department of Financial and Professional Regulation concerning First Midwest Bank's compliance with anti-money laundering policies and the requirements of the Bank Secrecy Act. Receipt of a letter dated September 30, 2005 from the Federal Reserve Bank of Chicago and the Illinois Department of Financial and Professional Regulation formally communicated the termination of the Written Agreement.

"I am extremely pleased that these matters have been resolved," said First Midwest President and Chief Executive Officer John O'Meara. "I want to acknowledge the extraordinary efforts of those First Midwest employees who worked so diligently and methodically to bring this to a satisfactory conclusion as well as the cooperation of the Federal and state regulators in working with us to accomplish this result. I am convinced that First Midwest's compliance with anti-money laundering policies and procedures and Bank Secrecy Act requirements is now fully consistent with First Midwest's long-time exemplary standards of risk management. Our ongoing commitment to compliance with these critical regulations should be assured given the significant investment of resources made by First Midwest over the past eighteen months."

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and has been honored by Chicago magazine in its October, 2004 issue as one of the 25 best places to work in Chicago, the only bank to be so honored.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2004 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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